Exhibit 99.1

BOSTON PRIVATE FINANCIAL HOLDINGS GRANTS INDUCEMENT AWARDS

Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) (the “Company”) announced that the Board granted Clayton G. Deutsch, newly-appointed Chief Executive Officer and President of the Company, an inducement award under the Boston Private Financial Holdings, Inc. Inducement Stock Plan. The grants were made as an inducement material to Mr. Deutsch’s employment as Chief Executive Officer and President of the Company, and this press release is being made pursuant to NASDAQ Rule 5635(c)(4).

The grants consist of (i) 302,572 shares of restricted common stock, as previously disclosed on the Company’s Current Report on Form 8-K filed on June 8, 2010, (ii) 76,589 shares of restricted common stock, which vest in five equal annual installments beginning on July 31, 2011, (iii) 76,589 shares of restricted common stock, which shares will vest based on the Company’s performance over a three-year performance period commencing January 1, 2009 and ending December 31, 2011, and (iv) 76,589 shares of restricted common stock, which shares will vest based on the Company’s performance over a three-year performance period commencing January 1, 2010 and ending December 31, 2012. The number of shares vesting under the performance awards will be pro-rated based on the number of days Mr. Deutsch was employed with the Company during the relevant performance period.

Boston Private Financial Holdings, Inc.

Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) is a national financial services organization comprised of affiliates located in key regions of the U.S. that offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company enters demographically attractive markets through selective acquisitions and then expands by way of organic growth. It employs a distinct business strategy, empowering its affiliates to serve their clients at the local level, while at the same time providing strategic oversight and access to resources, both financial and intellectual, to support management, compliance and risk management, legal, marketing, and operations.

For more information about BPFH, visit the Company’s website at www.bostonprivate.com.

Note to Editors:

Boston Private Financial Holdings, Inc. is not to be confused with Boston Private Bank & Trust Company. Boston Private Bank & Trust Company is an independently operated and wholly-owned subsidiary of BPFH. The information reported in this press release is related to the performance and results of BPFH.

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CONTACT:

Catharine Sheehan

Senior Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

John Hartz

Sloane & Company

857-598-4779

jhartz@sloanepr.com